Exhibit (b)(1)

CREDIT AGREEMENT

This CREDIT AGREEMENT (together with any schedules, exhibits, annexes or appendices hereto, the “Agreement”) is entered into as of May 18, 2023 by and among BLACKROCK HEDGE FUND GUIDED PORTFOLIO SOLUTION, a Delaware statutory trust (“Borrower”), BANK OF AMERICA, N.A., in its capacity as lender (“Lender”) and BANK OF AMERICA, N.A., in its capacity as administrative agent, collateral agent and calculation agent for Lender (“Agent”).

Borrower has requested that Lender provide a revolving credit facility, and Lender is willing to do so on the terms and conditions set forth herein. In consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

(a)    Definitions. The terms defined in Annex I (Definitions; Construction) to this Agreement and in any schedules, exhibits, annexes or appendices hereto will have the meanings specified therein for purposes of this Agreement.

(b)    Principles of Construction. The principles of interpretation and construction set forth in Annex I (Definitions; Construction) shall apply in respect of this Agreement and each of the Facility Documents.

2.	ADVANCES

(a)    Commitment. Lender agrees, on the terms and conditions set forth herein, to make loans (each such loan, an “Advance”) to Borrower in Dollars from time to time on any Business Day during the period from the Closing Date until the earlier of the (i) Maturity Date or (ii) termination of the Commitment, in an aggregate principal amount not to exceed an amount that would cause (1) the Total Exposure Amount to exceed the lesser of (x) the Facility Amount and (y) the Target Exposure Amount or (2) the Asset Coverage to be less than the Minimum Asset Coverage. Subject to the other terms and conditions set forth herein, Borrower may borrow, prepay, and reborrow Advances.

(b)    Notice of Borrowing. In order to request an Advance, Borrower shall deliver an irrevocable written notice (a “Notice of Borrowing”), which notice shall be received by Agent [Redacted] (or such shorter period as agreed by Agent in its sole discretion). Each Notice of Borrowing shall be in substantially the form of Exhibit A (Form of Notice of Borrowing). If a Notice of Borrowing is not received by the time referred to in this Section 2(b) (Notice of Borrowing), it may be deemed by Agent to have been received on the next following Business Day. [Redacted].

(c)    Advances. Each Advance shall be in an aggregate amount not less than $100,000 with increments of $50,000 thereafter. Subject to the terms and conditions specified herein, Lender shall, [Redacted] on the date of such Advance, deposit funds equal to the amount of the Advance into the account of Borrower specified in the Notice of Borrowing.

(d)    Final Repayment. Borrower hereby unconditionally promises on the Maturity Date to repay to Lender the Total Accrued Loan Amount.

(e)    Optional Prepayment. Borrower shall have the right, subject to Section 2(s) (Funding Losses), to prepay all or a portion of the Advances together with any accrued and unpaid interest thereon. Borrower shall notify Agent by telephone (confirmed in writing) or electronic mail or messaging of any prepayment, such notice to be given [Redacted] (the “Optional Prepayment Date”). Each notice of prepayment shall be irrevocable and shall specify (i) the Optional Prepayment Date, which in all cases shall be a Business Day, (ii) the principal amount to be prepaid and (iii) the amount of interest to be prepaid. [Redacted].

(f)    [Redacted].

(g)    Illegality. If Borrower or Lender shall notify the other parties hereto that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful or impermissible, for Lender to maintain the Commitment or to make or maintain any Advances hereunder, the Commitment shall be terminated and Borrower shall repay the Total Accrued Loan Amount as soon as commercially practicable, and in any event [Redacted].

(h)    Ordinary Interest. Borrower shall pay Agent for the account of Lender interest on the outstanding principal amount of each Advance, at a rate per annum equal to the Applicable Interest Rate. Interest shall accrue daily and shall be computed by Agent based on a year of 360 days and actual days elapsed in each Interest Period, and Agent shall provide notice to Borrower of the amount of interest due at least three (3) Business Days prior to each Interest Payment Date. The foregoing interest amount shall accrue at all times from the date of each Advance until such amount shall be paid in full, and shall be payable in arrears on each Interest Payment Date unless capitalized pursuant to Section 2(j) (Capitalization of Interest and Fees).

(i)    Commitment Fee. Borrower shall pay Agent for the account of Lender a commitment fee (the “Commitment Fee”) for each day during a Fee Period equal to the product of (i) the Commitment Fee Rate times (ii) an amount equal to the greater of (A)(x) the Facility Amount less (y) the Loan Principal Amount on such day and (B) zero (0), payable in arrears on each Fee Payment Date. The Commitment Fee shall be computed daily by Agent based on a year of 360 days and the actual days in each Fee Period, and Agent shall provide notice to Borrower of the amount of the Commitment Fee due for each Fee Period prior to each Fee Payment Date. The foregoing Commitment Fee shall accrue at all times from the Closing Date until (but excluding) the Maturity Date, including at any time during which one or more of the conditions in Section 3 (Conditions Precedent to Closing and to Making Advances) is not met.

(j)    Capitalization of Interest and Fees. Unless written notice is delivered to Agent no later than 12:00 noon, New York City time, on the second (2nd) Business Day prior to a Payment Date, that Borrower wishes to pay all or a portion of accrued interest or fees in cash, such accrued interest and/or fees hereunder that would otherwise be payable on such Payment Date shall be capitalized and added to the Loan Principal Amount as of the relevant Payment Date; provided that no capitalization of interest or fees as described in the preceding sentence shall be permitted if any of the conditions in Section 3(b) (Conditions Precedent to Each Advance), without regard to the requirement to deliver a Notice of Borrowing, would not be satisfied immediately before and after giving effect to such capitalization.

(k)    Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, Borrower shall pay on demand (and in any event in arrears on the date such amount shall be due and payable hereunder) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to the Applicable Interest Rate (in each case determined as if no Event of Default had occurred) [Redacted]. Such amounts shall accrue daily and be compounded on a monthly basis.

(l)    Maximum Interest. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Lawful Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Lawful Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Lender exceeds the Maximum Lawful Rate, Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Agreement.

(m)    Interest Rate and Fee Determinations. Upon the written request of Borrower, Agent shall provide a summary of the inputs used to calculate any interest, fees or other amount hereunder.

(n)    Extension of Maturity; Increase of Facility Amount.

(i)    Borrower may request that Lender extend the Maturity Date by notice to Agent at any time at least [Redacted] (the effective date of such request, the “Extension Date”). Upon the written consent of Lender thereto, the parties shall enter into an amendment substantially in the form of Exhibit C hereto extending the Maturity Date to the date agreed in writing by the parties; provided that if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day. As a condition precedent to such extension, Borrower shall deliver to Agent a certificate addressed to Lender, and dated as of the Extension Date, signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 4 (Representations and Warranties) and in the other Facility Documents are true and correct in all material respects (except for those representations or warranties which are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects) on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except for those representations or warranties which are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects) as of such earlier date, and (B) no Default or Event of Default has occurred during the term of this Agreement (other than a Default or Event of Default for which written notice was delivered to Agent) or is continuing. Lender shall notify Borrower whether it agrees to extend the Maturity Date [Redacted].

(ii)    Borrower may, by not less than [Redacted] (or such shorter period as agreed by Lender in its sole discretion) request that Lender increase the Facility Amount and upon the written consent of Lender thereto, the parties shall enter into an amendment substantially in the form of Exhibit C hereto increasing the Facility Amount to an amount agreed in writing by the parties. As a condition precedent to such increase, Borrower shall deliver to Agent a certificate addressed to Lender, and dated as of the effective date of such increase, signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 (Representations and Warranties) and in the other Facility Documents are true and correct in all material respects (except for those representations or warranties which are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects) on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except for those representations or warranties which are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects) as of such earlier date, and (B) no Default or Event of Default has occurred during the term of this Agreement (other than a Default or Event of Default for which written notice was delivered to Agent) or is continuing. Lender shall notify Borrower whether it agrees to increase the Facility Amount within [Redacted].

(o)    Payments and Computations.

(i)    Borrower shall make each payment hereunder not later than [Redacted], on the day when due in Dollars to Agent in immediately available funds. All payments received by Agent after [Redacted], shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(ii)    Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(iii)    All payments (including, without limitation, prepayments and any other amounts received hereunder in connection with the exercise of Lender’s rights after an Event of Default) made by Borrower under any Facility Document shall be applied to amounts then due and payable in the following order: (1) to any expenses and indemnities payable by Borrower under any Facility Document; (2) to any accrued and unpaid interest and fees due under this Agreement; (3) to principal payments on the outstanding Advances; and (4) to the extent of any excess, to the payment of all other obligations of Borrower under the Facility Documents.

(p)    Taxes.

(i)    Defined Terms. For purposes of this Section 2(p), the term “applicable law” includes FATCA.

(ii)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Advance shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(iii)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(iv)    Indemnification by Borrower. Borrower shall indemnify each Recipient, [Redacted] written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(v)    Indemnification by Lenders. Each Lender shall severally indemnify Agent, within [Redacted] demand therefor, for (1) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (2) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Advance, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Advance or otherwise payable by Agent to Lender from any other source against any amount due to Agent under this paragraph (v).

(vi)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2(p), Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(vii)    Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Advance shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2(p)(vii)(2)(A), (2)(B) and (2)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(2) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Advance, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Advance, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that the Foreign

Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of the Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or

Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Advance would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(viii)    [Reserved].

(ix)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2(p) (including by the payment of additional amounts pursuant to this Section 2(p)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (viii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (viii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (viii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(ix)    Survival. Each party’s obligations under this Section 2(p) shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Advance.

(q)    Increased Cost. Borrower shall reimburse or compensate Lender, within [Redacted] for all costs incurred, losses suffered or payments made by Lender which are applied or [Redacted] allocated by Lender to the Transaction [Redacted] by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, Lender or the adoption of or any change in any requirement of law or in the interpretation or application thereof after the date hereof (including any Tax or increased Tax of any kind (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes)); and compliance by Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); provided that Borrower shall not be under any obligation to compensate Agent pursuant to this Section 2(q) with respect to increased costs or reductions with respect to any period prior to the date that is [Redacted] prior to such request if Agent knew or should reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that, if the applicable change in law is retroactive, then such [Redacted] period shall be extended to include the period of retroactive effect thereof.

(r)    Evidence of Indebtedness. Agent shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to Lender resulting from each Advance made by Lender from time to time, including the amounts of principal, interest and fees payable and paid to Lender from time to time hereunder. The entries maintained in such accounts shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. No promissory note shall be required to evidence the Advances by Lender to Borrower.

(s)    Funding Losses. Within [Redacted] of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of (i) any payment or prepayment of any Advance on an Interest Payment Date for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, early prepayment or otherwise) and (ii) any failure by Borrower (for a reason other than the failure of Lender to make an Advance) to borrow or prepay any Advance on the date or in the amount notified by Borrower in accordance with this Agreement, including any loss of anticipated profits for the Interest Period in which the failure to borrow or prepay actually occurred and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. A certificate of Lender as to the amount of such losses, costs and expenses, submitted to Borrower and showing in reasonable detail the basis for the calculation thereof, shall be conclusive as to the amount of such losses, costs and expenses, absent manifest error. The obligation of Borrower in this Section 2(s) (Funding Losses) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of the Obligations.

(t)    Inability to Determine Interest Rate. If the Benchmark is not available for any Interest Period for any reason, Agent shall determine the Benchmark by reference to the rate per annum determined by Agent [Redacted].

(u)    Optional Early Termination. Borrower may elect to terminate the Commitment (and any such termination shall reduce the Facility Amount on a dollar for dollar basis) in whole or in part on any Business Day by delivering irrevocable written notice to Agent [Redacted] provided that, if a Benchmark Replacement Date occurs and the Agent and Borrower have failed to agree upon an alternate benchmark rate pursuant to the definition of the term “Benchmark Replacement”, such irrevocable written notice shall be delivered to Agent [Redacted]. In the event the Commitment is terminated by Borrower pursuant to this Section 2(u) (Optional Early Termination), Borrower shall pay to Lender on the date of such termination (i) in the case of a termination in whole, the outstanding Loan Principal Amount or (ii) in the case of a partial termination, a portion of the outstanding Loan Principal Amount, if any, necessary to cause the Total Exposure Amount (after giving effect to any such prepayment) not to exceed the lesser of (x) the Facility Amount (after giving effect to such termination) and (y) the Target Exposure Amount, in each case together with all accrued and unpaid interest and fees (in the case of any partial termination, on the Loan Principal Amount repaid in connection therewith), and any other costs, fees or other amounts due or payable by Borrower to Lender hereunder.

(v)    Optional Reduction of Facility Amount. Upon the occurrence of an Investor Redemption Event, Borrower may, by delivering irrevocable written notice to Agent not more than [Redacted] after the end of the calendar quarter in which such Investor Redemption Event occurred, elect to reduce the Facility Amount. [Redacted].

3.	CONDITIONS PRECEDENT TO CLOSING AND TO MAKING ADVANCES

(a)    Conditions to Effectiveness of Commitment. The effectiveness of the Commitment of Lender is conditioned upon receipt or waiver by Agent of the following:

(i)    From each party to a Facility Document either (1) a counterpart to each Facility Document signed on behalf of such party or (2) written evidence satisfactory to Agent (which may include scanned or facsimile copies of a signature page of each Facility Document) that such party has signed a counterpart of such Facility Document;

(ii)    Favorable written opinions (addressed to Agent and Lender and dated as of the Closing Date) from New York counsel to Borrower, and, if applicable, local counsel(s) to Borrower, each in form and substance satisfactory to Agent and its counsel;

(iii)    Certified copies, in each case certified as true, complete and correct and as being in full force and effect as of a date no earlier than the Closing Date by a Responsible Officer, of: (1) the Formation Documents of Borrower, each as amended and in full force and effect on the Closing Date; (2) the Prospectus; (3) each Borrower Document (other than the Formation Documents and the Prospectus); (4) the resolutions duly adopted and approved by the board of directors of Borrower authorizing the execution, delivery and performance of the Facility Documents and the borrowing of the Advances from Agent hereunder, or other evidence of authority reasonably satisfactory to Agent; (5) an incumbency certificate setting forth the names, titles and specimen signatures of persons authorized to execute the Facility Documents and to give written instructions in connection therewith (including Notices of Borrowing); and (6) any other legal matters relating to such Persons, the Facility Documents or the Transaction as Agent may request, all in form and substance satisfactory to Agent;

(iv)    A certificate dated as of the Closing Date and signed by a Responsible Officer,

confirming satisfaction of the following conditions as of the Closing Date: (1) the representations and warranties of Borrower set forth in each Facility Document are true and correct; and (2) no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transaction;

(v)    Certificates of the Investment Manager, certifying the names and true signatures of Responsible Officers authorized to sign the Facility Documents and any other documents delivered thereunder and in connection therewith (including Notices of Borrowing);

(vi)    Copies of lien, judgment, litigation, tax and bankruptcy searches on Borrower and the Investment Manager in all appropriate jurisdictions;

(vii)    Evidence in form and substance satisfactory to Agent that all filings, registrations, documents and other actions deemed necessary or advisable by Agent to perfect the first-priority security interest (subject to any Permitted Liens specified in clause (d) or (e) of the definition thereof) created under the Security Documents have been or will be filed, registered, executed or made, as applicable, and all other actions to perfect or maintain the priority of the security interest have been or will be taken, including, without limitation, the filing of UCC-1 financing statements in all appropriate jurisdictions;

(viii)     If Borrower does not have a principal place of business in the United States, evidence that Borrower has irrevocably appointed an acceptable agent for service of process in the State of New York (including evidence of acceptance of such appointment) for the duration of this Agreement;

(ix)    Such other assurances, certificates, documents, consents, or opinions as Agent or Lender reasonably may request;

(x)    A letter signed by the Investment Manager in substantially the form attached hereto as Exhibit B (Form of Investment Manager Side Letter);

(xi)    [Reserved];

(xii)    Borrower shall have provided to Lender all documentation and other information required in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Act, at least five (5) days prior to the Closing Date (or such shorter period of time as determined by Agent); and

(xiii)    At least five (5) days prior to the Closing Date (or such shorter period of time as determined by Agent), Borrower shall deliver a Beneficial Ownership Certification in relation to Borrower if such Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(xiv)    A fully executed payoff letter satisfactory to Lender confirming that all obligations owing by Borrower under the Prior Credit Agreement will be repaid in full from the proceeds of the initial Advance (if applicable) and all Liens on any property of Borrower under the Prior Credit Agreement shall be terminated upon such payment. Borrower shall have no outstanding Debt or preferred stock other than Permitted Debt;

(b)    Conditions Precedent to Each Advance. The obligation of Lender to make an Advance (including the initial Advance) shall be subject to the following further conditions precedent:

(i)    Borrower shall have duly delivered a Notice of Borrowing in accordance with the requirements hereof;

(ii)    At the time of and immediately after giving effect to the Advance, each of the representations and warranties contained in Section 4 (Representations and Warranties) shall be true and correct in all material respects, except to the extent any such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such date; provided that in each case any such representation and warranty that contains qualifications as to “materiality”, “Material Adverse Effect” or similar language, shall be true and correct in all respects;

(iii)    At the time of and immediately after giving effect to the Advance, no Default or Event of Default has occurred and is continuing or would result from such Advance;

(iv)    (1) The Total Exposure Amount will not exceed the lesser of (x) the Facility Amount and (y) the Target Exposure Amount, and (2) the Asset Coverage shall not be less than the Minimum Asset Coverage immediately after giving effect to such Advance;

(v)    The Transaction and such Advance (1) are permitted by the laws and regulations of each jurisdiction to which Borrower, Agent and Lender are subject, (2) are permitted under Borrower’s Formation Documents and Prospectus, (3) do not violate any order, writ, judgment, injunction, determination or decree of any Governmental Authority and (4) will not subject Agent or Lender to any unreimbursed penalty or liability under or pursuant to any applicable law or regulation; and

(vi)    [Redacted].

(c)    Deemed Representation and Warranty. Each Notice of Borrowing shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 3(b) (Conditions Precedent to Each Advance) have been and will be satisfied on and as of the date of the making of an Advance.

4.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date of this Agreement, as of [Redacted]:

(a)    Organization; Powers. Each of Borrower and the Investment Manager (i) is duly organized, formed, registered or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, formation, registration or incorporation, (ii) is duly qualified and in good standing in each other jurisdiction in which such qualification is required, except for qualifications the lack of which could not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority, and all material governmental licenses, authorizations, consents, approvals and registrations, all of which are in full force and effect, required to own its assets and to carry on its business as now conducted and as proposed to be conducted (including, without limitation, to enter into the Transaction and each of the Facility Documents). Borrower is not engaged in any business other than as described in its Organizational Documents.

(b)    Authorization and Enforceability. The execution, delivery and performance by Borrower of the Facility Documents and the grant of the security interest contemplated hereby with respect to the

Collateral are within its powers, have been duly authorized by all necessary action, and do not require any further proceedings or actions by Borrower. The Facility Documents and the Borrower Documents (other than the Formation Documents) have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all material respects, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    No Conflicts. The execution, delivery and performance by Borrower of the Facility Documents, the Advances contemplated hereby and the grant of the security interest contemplated hereby with respect to the Collateral do not (i) contravene Borrower’s Formation Documents or Prospectus, (ii) violate, conflict with or result in a default under any indenture, agreement or instrument binding upon Borrower or any of its assets, or give rise to a right thereunder to require any payment to be made by Borrower, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower (other than Liens in favor of Agent for the benefit of Lender and Permitted Liens), or (iv) violate any Law, order, writ, judgment, injunction, determination or decree of any Governmental Authority applicable to Borrower or its assets.

(d)    Approvals. No consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other person is or will be required in connection with (a) the execution, delivery or performance by Borrower of the Facility Documents, (b) the grant to Agent of a legal, valid and enforceable security interest in all of the Collateral, (c) Borrower’s Formation Documents or Prospectus, (d) any laws, statutes, rules and regulations or orders applicable to Borrower or any of its assets or (e) any indenture, agreement or other instrument binding upon Borrower or any of its assets, in each case except for such as have been obtained or made and are in full force and effect, and any filings contemplated by the Security Agreement.

(e)    Compliance with Laws and Agreements.

(i)     Each of Borrower and the Investment Manager is in compliance [Redacted] with (1) the requirements of all Laws and all orders, writs, judgments, injunctions, determinations and decrees applicable to it or to its assets and

(2) all indentures, agreements and other instruments binding upon it or any of its assets, in each case except [Redacted].

(ii)    Borrower has not identified any Lender as an “affiliated person” (as that term is defined under the Investment Company Act) of Borrower or as an “affiliated person” of such a Person of Borrower (an “ICA Affiliate”).

(f)    Debt. Borrower has not incurred any Debt other than Permitted Debt. The Advances constitute direct, unsubordinated and secured obligations with full recourse to Borrower.

(g)    Financial Condition.

(i)    Borrower has delivered to Agent copies of its most recent annual audited financial statements consolidated balance sheet (as of the Closing Date and as of each date on which such materials are required to be delivered by Section 5(a)(i)) together with the related statements of income, shareholders’ equity and cash flows as of the end of and for such year, all reported on by the Auditor (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit). All financial statements concerning Borrower which have been furnished by Borrower to Agent pursuant to this Agreement (i) were prepared in accordance with Borrower’s books of account and records, (ii) present fairly the financial condition of Borrower as at the dates and for the periods covered in them as stated and (iii) were prepared by the Auditor in accordance with Approved Accounting Principles.

(ii)    Borrower is, individually and together with its Subsidiaries, Solvent.

(iii)    Since the period covered in the most recent audited financial statements of Borrower there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

(h)    Derivative Transactions. Borrower has not entered into any Derivative Transaction other than Permitted Derivative Transactions.

(i)    Litigation Matters. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at

Law, in equity, in arbitration or before any Governmental Authority, by or against Borrower and the Investment Manager or any of their Affiliates, or the general partner or managing member (if applicable) of any such entity, or any director or officer of any such entity or their respective assets (i) that purport to affect or pertain to the legality, validity or enforceability of the Transaction or any Facility Document, or (ii) that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(j)    Misconduct. None of Borrower the Investment Manager or the general partner or managing member (if applicable) of either such entity, and no director or officer of any such entity is subject to any action, investigation, suit, proceeding or litigation by any Self-Regulatory Organization or any relevant Governmental Authority (i) for reasons of any alleged breach of any applicable law, rule or any regulation for any activities relating to or resulting from the operations of Borrower or the Investment Manager, or (ii) that if adversely determined could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(k)    Full Disclosure; No Material Misstatement. Borrower has disclosed to Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, [Redacted]. None of (a) the Formation Documents, (b) the Prospectus or (c) any other report, financial statement, exhibit, schedule or other information furnished by Borrower or on Borrower’s behalf to Agent or Lender in connection with the negotiation of any Facility Document or included therein or delivered pursuant thereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)    Property and Assets. Borrower has good and marketable title to all of its property and assets free and clear of Liens, other than Permitted Liens. Borrower does not own any real property. The only accounts maintained by Borrower are the Collateral Account and the Permitted Account.

(m)    Subsidiaries. Borrower does not have any Subsidiaries.

(n)    Security Interest. The Security Documents, together with the filing of the applicable UCC-1 financing statement(s) in the jurisdiction(s) contemplated in the Security Agreement are effective to create in favor of Agent a legal, valid and continuing

Lien in the Collateral and such Lien constitutes a first priority (subject to Permitted Liens) perfected and continuing Lien on the Collateral, securing the payment of the Obligations and enforceable against Borrower and all third parties; upon the filing of the UCC-1 financing statement(s) as contemplated by the Security Agreement, all filings and other actions necessary to perfect Agent’s security interest in the Collateral shall have been duly made or taken and will be in full force and effect. Other than in respect of Liens created pursuant to the Security Documents, and subject to the termination of any UCC-1 financing statements filed pursuant to the Prior Credit Agreement, Borrower does not have any registrations, filings, recordations, or agreements granting “control” (as provided in Sections 9-104 and 9-106 of the UCC), in any of the Collateral, including, without limitation, the filings of UCC-1 financing statements.

(o)    No Default. No Default or Event of Default has occurred and is continuing.

(p)    Investment Company Status. Borrower is a non-diversified, closed-end management investment company registered under the Investment Company Act.

(q)    ERISA. The following representations shall be repeated on each day during the term of this Agreement:

(i)    Borrower has not sponsored, maintained, contributed to or had an obligation to contribute to any Employee Plans or Multiemployer Plans, does not have any present intention to do so and otherwise has no liability (contingent or otherwise) with respect to such plans.

(ii)    Borrower is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a “plan” within the meaning of Section 4975(e)(1) of the Code, to which Section 4975 of the Code applies, or (iii) an entity whose underlying assets include “plan assets” subject to Title I of ERISA or Section 4975 of the Code by reason of Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 CFR Section 2510.3-101 or otherwise. Neither the entering into of this Agreement nor any of the transactions contemplated under this Agreement constitutes a violation of any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

(r)    Taxes. Borrower has filed all material tax returns which are required to be filed by it in all jurisdictions and has paid all material taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except for taxes contested in good faith through proceeding diligently pursued and as to which adequate reserves have been provided in accordance with Approved Accounting Principles.

(s)    Sanctions. None of Borrower, any of its Subsidiaries or the Investment Manager (i) is currently the subject or target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) except as permitted by law, regulation or license is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. To the knowledge of Borrower, no Advance, nor the proceeds from any Advance, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available, except as permitted by law, regulation or license, to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person who is the subject or target of any Sanctions, or in any other manner that will result in any violation by any Person (including Lender or Agent) of Sanctions. To Borrower’s knowledge, none of its investors is the subject or target of Sanctions or otherwise located, organized or residing in any Designated Jurisdiction.

(t)    Independent Decisions. Borrower has or shall have consulted with its advisors with respect to the legal, regulatory, financial reporting, tax, ERISA and accounting treatment of the Transaction, including with respect to use of proceeds from any Advance, prior to entering into the Agreement, and has made its own independent decision with respect to such legal, regulatory, financial reporting, tax, ERISA and accounting treatment and has not relied upon Agent or Lender in making such decision.

(u)    Beneficial Ownership Certification. To Borrower’s knowledge, the information included in the Beneficial Ownership Certification (if applicable) is true and correct in all respects.

(v)    Investment Manager. The Investment Manager manages the investments of Borrower and is in compliance in all material respects with the terms of the Investment Management Agreement.

(w)    Investments. As of the date of this Agreement, Borrower has only made investments in collective investment schemes and other investments which constitute Financial Instruments Held in Custody.

(x)    [Reserved].

(y)    Investment Advisers Act. The Investment Manager is currently registered under the Investment Advisers Act.

5.	AFFIRMATIVE COVENANTS

So long as the Commitment shall be in effect or any Advance or other Obligation shall remain outstanding, Borrower covenants and agrees that:

(a)    Reporting Requirements. Borrower will deliver or caused to be delivered to Agent, in form and substance satisfactory to Agent:

(i)    [reserved];

(ii)    as soon as available, but in any event no later than [Redacted] after the end of its fiscal year, Borrower’s annual audited consolidated financial statements, including all notes thereto, which statements shall include a consolidated statement of financial position as of the end of the relevant fiscal year and a consolidated statement of operations and a statement of cash flows for such fiscal year, all setting forth in comparative form (to the extent comparative form is available) the corresponding figures from the previous fiscal year, all prepared in conformity with Approved Accounting Principles and accompanied by a report and opinion of the Auditor (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the consolidated financial position of Borrower as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with Approved Accounting Principles;

(iii)    as soon as available (and in any event within [Redacted] of the end of each calendar month) and promptly at such other times as may be requested, a report from the Custodian in form and substance reasonably satisfactory to Agent setting forth (A) the (i) latest reported value of positions held in the

Collateral Account and the Permitted Account as of the end of such calendar month (including each interest in an Investee Fund) and (ii) the amount of any cash held in the Collateral Account and the Permitted Account and (B) all pending and all completed subscriptions, redemptions and other transactions involving assets in the Collateral Account and the Permitted Account that were requested or completed (as applicable) during such calendar month; provided that, in each case, the Custodian shall be deemed to have delivered such report by granting and maintaining for Agent “view-only” or similar online access (howsoever described) to such information through any electronic portal maintained by the Custodian;

(iv)    within [Redacted] of the end of each calendar month, a report in form and substance reasonably satisfactory to Agent from the Administrator setting forth the NAV of Borrower as of the end of such calendar month;

(v)    promptly upon written request by Agent, a good faith estimate of the NAV of Borrower, based on the most recent information available to Borrower;

(vi)    within [Redacted] of the end of each calendar quarter, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification in relation to Borrower (but only to the extent the Beneficial Ownership Certification previously provided is no longer accurate);

(vii)    promptly after request therefor, copies of any valuation statements, notices, reports or other information with respect to the Investee Funds;

(viii)    promptly after Borrower obtains knowledge of the occurrence thereof, written notice describing any material changes to the liquidity, currency, strategy, accounting or other significant terms of the Investee Funds or the Investee Fund Interests or any material amendments known to Borrower to the offering documents or Organizational Documents of any Investee Fund;

(ix)    promptly after delivery or receipt thereof by Borrower, copies of all filings or communications between Borrower and the

Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission with respect to events that have had or could reasonably be expected to have a material and adverse effect on Borrower, the Investment Manager, the Transaction or the rights or remedies of Agent or Lender under any of the Facility documents;

(x)    [reserved];

(xi)    simultaneously with delivery to its investors, copies of all communications delivered by or on behalf of Borrower to its investors generally;

(xii)    promptly after request therefor, such other business, financial and valuation information with respect to the condition or operations, financial or otherwise, of Borrower, the Permitted Account or compliance with the terms of the Facility Documents as Agent may from time to time reasonably request;

(xiii)    promptly after request therefor, information and documentation reasonably requested by Agent or Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws; and

(xiv)    simultaneously with delivery thereof to the Custodian, copies of (A) any written instructions (including, for the avoidance of doubt, instructions delivered via facsimile transmission or electronic mail) delivered to the Custodian with respect to the Collateral Account and (B) any redemption or withdrawal notice delivered to the Custodian with respect to any Investee Fund; provided that Borrower shall be deemed to have delivered such information required under this Section 5(a)(xiv) by (1) granting and maintaining for Agent “view-only” or similar online access (howsoever described) to such information through any electronic portal maintained by the Custodian, (2) providing Agent with a report from Custodian on any day on which pending transactions with respect to the Collateral Account occur detailing the pending transactions for such day or (3) such other means acceptable to Agent in its sole discretion.

(b)    Notice of Material Events. Borrower will provide Agent prompt written notice of the following:

(i)    the occurrence of any Default or Event of Default;

(ii)    the occurrence of any default, event of default, termination event or similar event where Borrower is the defaulting party or sole affected party under any Third Party Derivative Transaction, together with copies of any related notices or communications related thereto or, if disclosure of such related notices would breach any obligation of confidentiality pursuant to such agreement, a certificate signed by a Responsible Officer of Borrower providing reasonable detail as to the circumstances of such event;

(iii)    any representation made in Section 4(q) (ERISA) is or with the passage of time, giving of notice or expiry of any applicable grace period will become untrue and, in the case of a breach of Section 4(q)(i), that could reasonably be expected to result in liability of Borrower or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount;

(iv)    any Lien (other than a Permitted Lien) or adverse claim is made or asserted against Borrower or any of the Collateral;

(v)    Borrower has identified Lender as an ICA Affiliate;

(vi)    any instruction for withdrawal or release of cash from the Collateral Account (simultaneously with the delivery of such notice to the Custodian);

(vii)    without prejudice to Section 6(e)(iii) (Fundamental Changes) below, any amendment or modification of, or waiver under, the Formation Documents of Borrower or the Custody Agreement;

(viii)    (A) any changes to the liquidity terms of any Investee Fund Interest or (B) any material changes to the investment strategy of any Investee Fund;

(ix)    any event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(x)    [Reserved].

Each notice delivered under this Section 5(b) (Notice of Material Events) shall be accompanied by a statement of a Responsible Officer setting forth the details thereof and any action taken or proposed to be taken with respect thereto.

(c)    Existence, Compliance with Laws, Contracts, etc. Borrower shall preserve and maintain in full force and effect its legal existence and all material governmental licenses, authorizations, consents and approvals required to own its assets and to carry on its business. Borrower shall comply in all material respects with (i) the requirements of all applicable Laws (including any requirements to file tax returns) and all orders, writs, judgments, injunctions, determinations and decrees applicable to it or to its assets and (ii) all indentures, agreements and other instruments binding upon Borrower or any of its assets, in each case except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(d)    Credits to Collateral Account. The proceeds of any redemption, sale, lease, transfer, or other disposal or liquidation of all or part of any Investee Fund Interests held in or credited to the Collateral Account shall be paid or credited directly into, and held in, the Collateral Account. Borrower shall cause the Custodian to register all Investee Fund Interests held in the Collateral Account in the name of the Custodian for the benefit of Borrower. Borrower shall cause the Custodian to instruct all Investee Funds whose Investee Fund Interests are held in or credited to the Collateral Account to make payments only to the Collateral Account. Borrower agrees that it shall withdraw or release assets from the Collateral Account only [Redacted].

(e)    Compliance with Formation Documents and Prospectus. Borrower will comply in all material respects with the terms of its Formation Documents and its Prospectus.

(f)    Use of Proceeds. Borrower will use the proceeds of the Advances for cash management purposes, for acquisitions of interests in Investee Funds, to pay off the Prior Credit Agreement and to fund the repurchase its equity interests from investors to the extent such repurchases are permitted by this Agreement. Borrower shall not directly or indirectly use the proceeds of any Advance hereunder to purchase any asset or securities from Lender’s “affiliate” as such term is defined in Regulation W.

(g)    Payment of Obligations. Borrower will pay its obligations, including material Tax liabilities, other governmental charges or other lawful claims that, if unpaid, might become a Lien on the property or assets of Borrower, before the same shall become delinquent or in default, except (1) in respect of Taxes where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently pursued and (b) it has set aside on its books adequate reserves with respect thereto in accordance with Approved Accounting Principles and (2) where the aggregate amount thereof at any time, including any penalties, interest or other charges associated with all such obligations shall not exceed the Threshold Amount.

(h)    Borrowing Level. If on any day a LTV Ratio Breach shall occur, Borrower shall, within [Redacted] either (i) cause the LTV Ratio to be equal to or less than the Maximum LTV Ratio or (ii) (A) present to Agent a cure plan, acceptable to Agent in its sole discretion [Redacted], which, by means of redemptions, subscriptions, the delivery of additional Collateral or otherwise (or any combination thereof) is reasonably likely (as determined by Agent in its sole discretion) to cause the LTV Ratio to be equal to or less than the Maximum LTV Ratio as soon as commercially practical but in no event later than the date that is [Redacted] after such cure plan is accepted (the “Latest Cure Date”), (B) provide such documents or other supporting evidence as Agent shall require in its sole discretion, including without limitation copies of each redemption request or other instruction submitted by Borrower or Custodian (as applicable) to Investee Funds, (C) cause the LTV Ratio to be equal to or less than the Maximum LTV Ratio as soon as commercially practicable and in any event no later than the Latest Cure Date and (D) provide a written notice to Agent as soon as commercially practicable but in any event no later than the Latest Cure Date as to compliance with this Section 5(h) (Borrowing Level).

(i)    Books and Records; Inspection Rights. Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business, and activities in accordance with the Approved Accounting Principles and applicable Law and will permit Agent or (subject to Section 8(q) (Confidentiality)) any representatives designated by Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, [Redacted].

(j)    Protection of Security Interest. Borrower will take such action within its control as is necessary or as may be reasonably requested by Agent in order to perfect and to maintain the perfection and priority of the security interest of Agent in the Collateral.

(k)    Separate Entity Existence. Borrower shall (i) maintain all accounts separate from the accounts of any Affiliate, and ensure that the funds of Borrower will not be diverted to any other Person, nor will such funds be commingled with the funds of any Affiliate or any partner of Borrower, (ii) ensure that, to the extent it shares the same officers, employees, vendors or facilities as any of its partners or Affiliates, the material expenses related hereto shall be fairly allocated among such entities, (iii) conduct its affairs strictly in accordance with the Formation Documents and the Prospectus of Borrower, and observe all necessary, appropriate and customary entity formalities, including, but not limited to, holding all regular and special shareholders’ and directors’ meetings or executing written consents appropriate to authorize all partnership actions and keeping separate and accurate minutes of its meetings, passing all resolutions or consents to the extent necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, and (iv) not assume or guarantee any of the liabilities of its Affiliates or any of its shareholders or any Affiliate thereof.

(l)    [Reserved].

(m)    Further Assurances. Upon the request of Agent, Borrower shall execute and/or deliver any additional agreements, documents and instruments as may be reasonably requested by Agent in order to correct any material defect or error that may be discovered in any Facility Document or to carry out more effectively the purposes of the Facility Documents and to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Lender and Agent the rights granted or now or hereafter intended to be granted to Lender and Agent under the Facility Documents or any other instrument executed in connection therewith.

(n)    [Reserved].

(o)    Custodian Material Adverse Effect. If at any time the Custodian shall cease to be acceptable to Agent (determined consistently for similar transactions), Borrower shall within sixty (60) days establish a new account at a replacement Custodian that is reasonably acceptable to Agent, transfer any Collateral held by the Custodian to such account, re-register the Investee Fund Interests in the name of the new Custodian and cause the new Custodian to instruct all Investee Funds to make payments only to the replacement account; provided that such account shall be subject to a security agreement and control agreement in favor of Agent in form and substance satisfactory to Agent.

(p)    Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Borrower shall, and to Borrower’s knowledge each of its Subsidiaries shall, (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects; (b) maintain policies and procedures reasonably designed to ensure compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects; and (c) ensure it does not use any of the proceeds from any Advance in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(q)    Notice of Certain Changes to Beneficial Ownership Certification. If applicable, Borrower shall, upon request of Agent, promptly give notice to Agent of any change in the information previously provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(s)    Regulatory. Borrower shall, upon the occurrence of an Event of Default and while the same is continuing, do all things necessary, execute all required documents and issue any instructions to the Custodian or any other relevant Borrower Service Provider as may be requested by Agent.

6.	NEGATIVE COVENANTS

So long as the Commitment shall be in effect or any Advance or other Obligation shall remain outstanding, Borrower covenants and agrees that:

(a)    Security Interest. Borrower will not (i) directly or indirectly, incur, create, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof except Permitted Liens; (ii) take any action that would permit the security interest created pursuant to the Security Documents not to constitute a valid and perfected first priority (subject to any Permitted Liens specified in clause (d) or (e) of the definition thereof) security interest in the Collateral; or (iii) enter into any contractual obligations (other than this Agreement and other Facility Documents) that limits the ability of Borrower to create, incur, assume or suffer to exist Liens on the Collateral.

(b)    Other Debt. Borrower shall not directly or indirectly, create, incur, assume or permit to exist any Debt, other than Permitted Debt.

(c)    Derivative Transactions. Borrower shall not enter into any Derivative Transactions other than Permitted Derivative Transactions.

(d)    Accounts. Borrower shall not (i) open or maintain any account other than the Collateral Account and the Permitted Account, (ii) change or permit to change any account number of the Collateral Account, (iii) open or permit to remain open any sub-account of the Collateral Account or (iv) close or re-register title of the Collateral Account. Borrower shall not deposit any amount received in respect of any property of any kind attributable to the Collateral, including any proceeds of any redemption or disposition of any property of any kind in the Collateral Account, into any account other than the Collateral Account.

(e)    Fundamental Changes. Unless Borrower shall have obtained Agent’s prior written consent, Borrower shall not:

(i)    Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (including by division), whether in one transaction or in a series of transactions, all or substantially all of its property and assets (whether now owned or hereafter acquired) or divide, liquidate or dissolve in whole or in part.

(ii)    Engage in any business other than as described in its Formation Documents as of the date hereof or Prospectus or invest in assets other than as permitted under both this Agreement and Borrower’s Formation Documents and Prospectus.

(iii)    Terminate or make any amendment or modification to or otherwise alter any Borrower Document or the Prospectus, unless (in the case of any amendment, modification or alteration other than one which materially increases any fees paid by Borrower) such amendment, modification or alteration (1) could not reasonably be expected to have a Material Adverse Effect [Redacted].

(iv)    Create, organize, incorporate or acquire any Subsidiary.

(f)    Service Providers. Borrower will not change or allow to change the identity of, or terminate the appointment of, any Borrower Service Provider or

Auditor unless such Borrower Service Provider or Auditor is immediately replaced with a service provider or auditor reasonably acceptable to Agent; [Redacted].

(g)    Change of Location. Borrower will not change (i) its name, identity or corporate form, or (ii) its jurisdiction of organization or incorporation or the location of its principal office, in each case unless (A) Borrower shall have given Agent not less than [Redacted] prior written notice thereof and (B) Borrower shall have taken all action reasonably requested by Agent pursuant to Section 5(p) (Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws) and Section 5(m) (Further Assurances).

(h)    Restricted Payments. Borrower will not, without Lender’s prior written consent (to be given or withheld in its sole discretion) declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except Borrower may (i) make Permitted RIC Distributions, if no Default or Event of Default exists or would result therefrom; and (ii) repurchase its equity interests from investors as described in the “Repurchases of Shares” section of its Prospectus and make payments in connection with the periodic repurchase of its equity interests, or such other distributions to holders of its equity interests as permitted by its Formation Documents, if [Redacted] no Default or Event of Default exists or would result therefrom [Redacted].

(i)    Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into any transaction of any kind with any Affiliate of Borrower, except to the extent such transaction is not prohibited by the Investment Company Act..

(j)    Permitted Account. Borrower shall not permit the aggregate value of non-cash assets held in the Permitted Account to exceed [Redacted] at any time (or such higher amount as agreed by Lender in its sole discretion).

(k)    Margin Regulations. Borrower shall not take any action that would, directly or indirectly, violate Regulation T, Regulation U or Regulation X of the Board.

(l)    Investments. Borrower shall not, directly or indirectly, make, acquire or hold any investments or cash or Cash Equivalents other than (i) as contemplated by its Prospectus and (ii) with respect to any “Sweep Investments” (as defined in the Control Agreement) one or more money market funds acceptable to the Agent (in its reasonable discretion).

(m)    Sanctions. Borrower shall not permit any Advance or the proceeds of any Advance, directly, or to Borrower’s knowledge, indirectly, except as permitted by law, regulation or license, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that would be prohibited by Sanctions or would otherwise result in any violation by any Person (including Lender or Agent) of any Sanctions.

7.	EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a)    Failure to Pay Principal. Borrower shall fail to pay any principal when and as it becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    Failure to Pay Other Amount. Borrower shall fail to pay any interest, fee or other amount (other than principal) under any Facility Document when and as it becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of [Redacted] following receipt by Borrower of notice thereof;

(c)    Impairment of Security Interest. The security interest created pursuant to the Security Documents shall at any time fail to constitute a valid and perfected first priority (subject to any Permitted Liens specified in clause (d) or (e) of the definition thereof) security interest of Agent on any portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, or in either case Borrower, the Investment Manager or the Custodian shall so assert;

(d)    Breach of Representation or Warranty. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower in or in connection with any Facility Document (or any amendment or modification or waiver thereunder), or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Facility Document, shall prove to have been false or misleading in any material respect (or, with respect to Section 4(q)(ii) or any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language, in any respect) when provided, made or deemed made;

(e)    LTV Ratio Breach. A LTV Ratio Breach shall occur and shall not be cured as set forth in Section 5(h) (Borrowing Level). For the avoidance of doubt, if Agent, in its sole discretion, rejects a cure plan submitted by Borrower in respect of a LTV Ratio Breach, determines that Borrower has failed to implement such cure plan in full or determines that such plan is no longer reasonably likely to result in the discontinuance of such default by the Latest Cure Date, Agent may declare an Event of Default;

(f)    Investment Company Act. Either (i) Borrower shall cease to be a closed-end management investment company registered under the Investment Company Act or (ii) Borrower shall fail to comply with the Investment Company Act and such compliance failure has had or could be expected to result in a Material Adverse Effect;

(g)    Reporting Requirements. Borrower shall fail to comply with any of the covenants set forth in Section 5(a) (Reporting Requirements) hereof and such failure is not remedied within [Redacted] following delivery by Agent of notice thereof;

(h)    Material Adverse Fund Event. A Material Adverse Fund Event shall occur;

(i)    Misconduct. Any of Borrower, the Investment Manager or the general partner or managing member (if applicable) of either such entity, or any director or officer of any such entity is subject to any action, investigation, suit, proceeding or litigation by any Self-Regulatory Organization or any relevant Governmental Authority (i) for reasons of any alleged breach of any applicable law, rule or any regulation for any activities relating to or resulting from the operations of Borrower or the Investment Manager, or (ii) that if adversely determined could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(j)    Bankruptcy, Insolvency, etc. Any of Borrower, its general partner or managing member (as applicable), the Custodian [Redacted] (i) is unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) is dissolved or has a resolution passed for its dissolution, winding up or official liquidation; (iii) makes a general assignment or arrangement with or for the benefit of its creditors; (iv) (A) institutes or has instituted against it, by a regulator, supervisor or any similar official, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within [Redacted] of the institution or presentation thereof; (v) seeks or becomes subject to the appointment of an administrator, liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vi) has a secured party take possession of a material portion of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against a material portion of its assets; or (vii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vi) above;

(k)    Nationalization. Any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or equity or other assets of Borrower, its general partner or managing member (if applicable) or the Investment Manager or shall have assumed custody or control of such property or other assets or of the business or operations of Borrower, its general partner or managing member (if applicable) or the Investment Manager or shall have taken any action that would prevent any such entity from carrying on its business or a substantial part thereof;

(l)    Repudiation or Invalidation of Obligations. (i) Borrower or any other party to a Facility Document other than Agent or Lender shall deny or repudiate its obligations under any Facility Document, (ii) any law shall purport to render invalid, or preclude enforcement of, any material provision of any Facility Document or impair performance of Borrower’s obligations under any Facility Document, (iii) if for any reason, any Facility Document ceases to be in full force and effect (other than as a result of satisfaction in full of all the obligations thereunder) or (iv) any Governmental Authority or other dominant authority asserting or exercising de jure or de facto governmental or police powers shall, by moratorium, law or otherwise, cancel, suspend or defer the obligation of Borrower to pay any amount required to be paid under any Facility Document;

(m)    Custodial Services. Custodian fails to observe any material term, covenant or agreement contained in the Control Agreement or the Custody Agreement and Borrower shall fail to, as soon as reasonably practicable but in any event within [Redacted] after written notice from Agent, establish a new account at an Approved Custodian or at another replacement custodian that is reasonably acceptable to Agent, transfer any Collateral held by the Custodian to such account, re-register the Investee Fund Interests in the name of the new custodian and cause the replacement custodian to instruct all Investee Funds to make payments only to the replacement account; provided that such account shall be subject to a security agreement and control agreement in form and substance reasonably satisfactory to Agent;

(n)    Custody Agreement and Fees. (i) The Custody Agreement shall be terminated, or (ii) Borrower shall fail to pay to Custodian, when due, any fees, expenses or charges under the Custody Agreement and such failure continues unremedied for [Redacted] after notice from the Custodian;

(o)    Investment Manager Event. Agent reasonably determines that the Investment Manager has breached in any material respect any duty owed by Investment Manager to Borrower and such breach could reasonably be expected to result in a Material Adverse Effect;

(p)    [Redacted];

(q)    Failure to Perform – Cure Period. Borrower or any Subsidiary (as applicable) shall breach or otherwise fail to observe, comply with or perform any obligation, covenant, condition or agreement contained in (i) Section 5(b) (Notice of Material Events) and such failure shall continue unremedied for a period of [Redacted], (ii) Section 5(d) (Credits to Collateral Accounts) and such failure shall continue unremedied for a period of [Redacted], (iii) Section 5 (Affirmative Covenants), other than the affirmative covenants specified in (a) through (p) above or in the preceding clauses (i) and (ii), and such failure shall continue unremedied for a period of [Redacted] or (iv) any other obligation, covenant, condition or agreement contained in this Agreement or any Facility Document other than those set forth in (a) through (p) above and in the preceding clauses (i), (ii) and (iii)), and such failure shall continue unremedied for a period of [Redacted], each such grace period in the preceding clauses (i) – (iv) to be determined from the earlier of (x) the date Borrower or the Investment Manager knows of such failure, and (y) written notice is delivered to Borrower from Agent or Lender.

(r)    Excess LTV Ratio Breach. As of any date of determination, the LTV Ratio as of such date shall exceed an amount equal to (i) 1.25 multiplied by (ii) the Maximum LTV Ratio; or

(s)    Regulatory. The occurrence of a regulatory breach by the Borrower or any Borrower Service Provider (in the case of a Borrower Service Provider, so far as such breach relates to Borrower) which [Redacted];

then, and in every such event, and at any time thereafter during the continuance of such event, Agent may (i) declare the Advances, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the Advances, all such interest and fees and all such other amounts hereunder and under the Facility Documents shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare the Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7(j) (Bankruptcy, Insolvency, etc.), (x) the Advances, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and all such other amounts hereunder and under the Facility Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the Commitment shall automatically be terminated.

8.	MISCELLANEOUS

(a)    Amendments, etc. No amendment or waiver of any provision of this Agreement or any Facility Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by Lender and Borrower and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    Notices and Other Communications. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth on Annex II (Notices). All notices and other communications shall be deemed to be effective upon delivery to such numbers or addresses as set forth on Annex II (Notices). Lender and Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if

(i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(c)    Appointment as Agent. Lender irrevocably appoints Agent as its agent under this Agreement and the other Facility Documents and authorizes Agent or any Affiliate of Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of the Facility Documents, together with such actions and powers as are reasonably incidental thereto. Agent shall not have any duties or obligations except those expressly set forth in the Facility Documents.

(d)    No Waiver; Remedies. No failure on the part of Lender or Agent to exercise, and no delay in exercising, any right hereunder, or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise, of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent or Lender to any other or further action in any circumstances without notice or demand.

(e)    Costs and Expenses. [Redacted].

(f)    Indemnification by Borrower. Borrower shall indemnify Agent, Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent and its Related Parties only, the administration of this Agreement and the other Facility Documents, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any special, indirect, consequential or punitive damages relating to this Agreement or any other Facility Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof). This Section 8(f) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(g)    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and all Liens in favor of Agent or Lender released in connection with such payment or set-off shall be revived and continued in full force and effect as if such release had not occurred.

(h)    Successors and Assigns.

(i)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, (ii) Agent may not without Borrower’s prior written consent (such consent not to be unreasonably withheld) assign or otherwise transfer any of its rights or obligations hereunder except to an Affiliate of Lender, Agent or any Person (other than a natural person) sponsored, administered, managed or financed by Lender,

Agent or any Affiliate thereof, and (iii) Lender may not assign or otherwise transfer any of its rights or obligations hereunder unless the assignee shall have first delivered an investor letter to Agent [Redacted]. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii)    Agent or any designee, acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender (including any assignee), and principal amounts (and stated interest) of the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent, and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes herein. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(i)    Governing Law. This Agreement and each other Facility Document shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 and 5-1402 of the New York General Obligations Law.

(j)    Submission to Jurisdiction; Process; Waiver of Venue. Each party hereto hereby submits to the exclusive jurisdiction of the United States District Court and each state court in the State of New York (and all appellate courts) located in New York County for the purposes of all legal proceedings arising out of or relating to this Agreement or any of the Facility Documents or the transactions contemplated hereby or thereby. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address set forth in Annex II (Notices). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law. Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(k)    Benchmark Successor Rate.

(i)    [Redacted].

(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(iii)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8(k)(iv) (Unavailability of Tenor of Benchmark) and the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 8(k) (Benchmark Replacement Setting), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Facility Document, except, in each case, as expressly required pursuant to this Section 8(k) (Benchmark Replacement Setting).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for an Advance to be made during any Benchmark Unavailability Period and (ii) interest on each outstanding affected Advance during any Benchmark Unavailability Period shall accrue daily at a rate per annum equal to the Federal Funds Rate plus 0.50% (50 basis points) plus the Spread.

(vi)    SOFR Conforming Changes. In connection with the use or administration of Daily Simple SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document. The Agent will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR or Term SOFR.

(vii)    Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, Daily Simple SOFR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Daily Simple SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Daily Simple SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, the Term SOFR Reference Rate, Daily Simple SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(l)    Sovereign Immunity. To the extent that either party hereto has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or any Facility Document or relating in any way to this Agreement or any Facility Document or the transactions contemplated hereby or thereby.

(m)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(n)    Severability. If any provision of this Agreement or the other Facility Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Facility Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(o)    Counterparts; Integration; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Facility Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when Agent shall have received counterparts that bear the signatures of each of the parties hereto. Delivery of an executed counterpart of a signature page of this

Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(p)    Survival. Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Sections 2(p) (Taxes), 2(q) (Increased Cost), 2(s) (Funding Losses), 8(f) (Indemnification by Borrower), 8(g) (Payments Set Aside) and 8(t) (Judgment Currency) shall survive any termination of this Agreement.

(q)    Confidentiality. Each of Agent and Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to each of its Subsidiaries and Affiliates and to its and its Subsidiaries’ and Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives in relation to the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any Self-Regulatory Organization), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8(q) (Confidentiality), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or participation relating to Borrower or any Subsidiary or any of their respective obligations, (g) with the consent of Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 8(q) (Confidentiality) or (y) becomes available to Agent or Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

(r)    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with the determination to obtain financing from the Lender, the terms (including pricing terms) of the Facility Documents and any amendment, waiver or other modification hereof or of any other Facility Document), Borrower acknowledges and agrees that: (a)(i) neither Lender nor Agent has provided Borrower with any advice regarding the arranging and other services contemplated by this Agreement (including, financial and investment advice), (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (b)(i) Agent is and has been acting solely on behalf of Lender and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) Agent has no obligation to Borrower or any Subsidiary or any of its other Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; (c)(i) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any Subsidiary or any of its other Affiliates, or any other Person and (ii) Lender has no obligation to Borrower or any Subsidiary or any of its other Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; (d) Lender, Agent and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, its Subsidiaries and its Affiliates, and none of Lender, Agent or any of their Affiliates has any obligation to disclose any of such interests to Borrower or any Subsidiary or any of its other Affiliates; and (e) Borrower and its Affiliates have selected the Lender on the basis of an arm’s length negotiation and agreement and the Facility Documents reflect market standard terms. To the fullest extent permitted by applicable Law, Borrower hereby waives and releases any claims that it may have against Lender, Agent or any of their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(s)    Right of Set-off. In addition to any rights and remedies of Lender provided by law, upon the occurrence and during the continuance of any Event of

Default, Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, indebtedness or other obligation at any time owing by, Lender to or for the credit or the account of Borrower against any and all Obligations owing to Lender hereunder or under any other Facility Document, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any other Facility Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation. Lender agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(t)    Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lender or Agent under this Agreement or any other Facility Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount of damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lender’s or Agent’s receipt of any sum adjudged in the Judgment Currency, Lender or Agent, as applicable, may purchase Dollars with the Judgment Currency and (b) to indemnify and hold harmless Lender or Agent against any deficiency in terms of Dollars in the amounts actually received by Lender or Agent following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender or Agent, and shall survive the termination of this Agreement.

(u)    Conflicts Disclosure; Waiver and Exculpation. Borrower hereby acknowledges that Lender, Agent and their respective Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial, trading or investment banking business with (including the provision of brokerage, asset management and advisory services to) any Investee Fund or their respective Affiliates or any other Person having obligations relating to Borrower or any Investee Fund, and may act with respect to such business in the same manner as if this Agreement, the other Facility Documents and the Advances did not exist (including in a way that may be directly or indirectly adverse to the interests of Borrower). Borrower hereby waives any claim in respect of any such potential or actual conflict, and agrees that it will not seek to hold Lender, Agent or their respective Affiliates liable for any losses or obligations of Borrower that may result with respect to such business.

(v)    USA PATRIOT Act Notice. Lender and Agent hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower (including, in certain circumstances, any beneficial owners thereof), which information includes the name and address of Borrower and other information that will allow Lender or Agent, as applicable, to identify Borrower (any beneficial owners) in accordance with the Act. Borrower agrees to promptly provide Lender or Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Borrower (and any beneficial owners) in accordance with the Act.

(w)    Acknowledgement Regarding Any Supported QFCs. To the extent that any Facility Document provides support, through a guarantee or otherwise, for any Derivative Transaction or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Lender that has defaulted under its obligations under any Facility Document shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii)    As used in this Section 8(y), the following terms have the following meanings:

(A)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(B)    “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(C)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(D)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(x)    [Reserved].

(y)    Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the day and year first above written.

BORROWER

BLACKROCK HEDGE FUND GUIDED PORTFOLIO SOLUTION

By:
Name:
Title:

[Additional Signature Pages Follow]

Signature Page to Credit Agreement

AGENT

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

LENDER

BANK OF AMERICA, N.A.,
as Lender

By:
Name:
Title:

Signature Page to Credit Agreement

SCHEDULE I

Borrower Information; Portfolio Limits

BORROWER INFORMATION:

Responsible Officers (names and titles): [Redacted]

[Redacted]:

[Redacted]	[Redacted]

[Redacted]	[Redacted]

CONCENTRATION LIMITS	Maximum % of the total Value of the Asset Pool
New Manager	15.0%
Same Investee Fund Complex	20.0%
Affiliated Funds	25.0%

STRATEGY LIMITS	Maximum % of the total Value of the Asset Pool
Convertible Arbitrage	15.0%
Credit	20.0%
Dedicated Short Bias	20.0%
Distressed Strategies	20.0%
Emerging Markets	20.0%
Equity Market Neutral	40.0%
Event Driven	40.0%
Fixed Income Arbitrage	25.0%
Global Macro	30.0%
Equity Long/Short	60.0%
Managed Futures	30.0%
Multi-Strategy	60.0%
Statistical Arbitrage	20.0%
Volatility Arbitrage	20.0%

LIQUIDITY LIMITS. Redemption Period Limits (days).	Minimum % of the total Value of the Asset Pool
120 days or less	10.0%
180 days or less	40.0%
270 days or less	70.0%
450 days or less	90.0%
540 days or less	100.0%

When calculating the [Redacted], Liquidity Limits, Concentration Limits (other than the Affiliated Funds Concentration Limit) and Strategy Limits set forth in this Schedule I, Agent shall look through each ART Fund to the actual third-party investments with respect to which Borrower is the indirect beneficial owner.

“ART Fund” means a trust established by the Investment Manager or an Affiliate of the Investment Manager for the primary purpose of consolidating client investments into a single entity that then invests in one or more investment vehicles or accounts managed by external investment advisors.

[Redacted].

“Fund Percentage” with respect to an Investee Fund equals the ratio of (i) the Value of all investments in such Investee Fund to (ii) the aggregate Value of the Asset Pool.

[Redacted].

“Investee Fund Complex” means any two or more Eligible Investee Funds where either (a) the subject Eligible Investee Funds utilize a single investment manager or any of its Affiliates as their investment manager, or (b) such Eligible Investee Funds are Affiliates of one another.

“Affiliated Fund” means an Investee Fund for which the Investment Manager or an Affiliate thereof acts as the investment manager of such Investee Fund.

“Redemption Period” means the number of calendar days to redeem out in full, including the applicable notice period, investor-level gates and the time allowed for payments after redemptions if such period is greater than 30 days, but excluding the period applicable to the Redemption Holdback Amount. For purposes hereof, a month shall be considered equal to 30 days. For any Redemption Holdback Amount (as defined below), the Redemption Period means 540 days.

“Redemption Holdback Amount” means, with respect to any Eligible Investee Fund, the amount of redemption proceeds that may be withheld by such Eligible Investee Fund at the end of the relevant Redemption Period pending completion of the annual audit by its outside auditors pursuant to such Eligible Investee Fund’s Organizational Documents.

ANNEX I

Definitions; Construction

(a)    Single Agreement. The Agreement, together with any schedules, exhibits, annexes or appendices thereto, shall form a single agreement.

(b)    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Approved Accounting Principles.

(c)    Section Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

(d)    Principles of Construction. The following principles of construction shall apply in respect of the Facility Documents: definitions shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e)    Divisions. Any reference herein or in any other Facility Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(f)    Definitions. The terms set forth below will have the specified meanings for purposes of this Agreement:

“Act” has the meaning specified in Section 8(v) (USA Patriot Act Notice).

“Administration Agreement” means that certain administrative services agreement, dated as of March 2, 2021, between the Borrower and the Administrator, as may be amended from time to time.

“Administrator” means The Bank of New York Mellon, or its designee or nominee, acting in its capacity as administrator of Borrower, or any successor thereto.

“Advance” has the meaning specified in Section 2(a) (Commitment).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies or the investment management policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning specified in the preamble hereto, or any successor administrative agent. Determinations, consents, approvals or any other actions or non-actions taken by or determined by Agent shall be made, in each case, in its discretion unless otherwise stated herein.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower is located or doing business.

“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in which Borrower is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Interest Rate” means the Benchmark plus the Spread.

“Approved Accounting Principles” means United States generally accepted accounting principles consistently applied.

[Redacted].

“Asset Coverage” means, as of any date of determination as set forth herein, Borrower’s “asset coverage” (as defined in Section 18(h) of the Investment Company Act) of “senior securities representing indebtedness” (as defined in Section 18(g) of the Investment Company Act), in each case, as computed on such date of determination (without regard to the provisions of Section 18(a) regarding the timing of asset coverage requirements, or the provisions of Section 18(b)) with the outstanding Advances constituting “senior securities representing indebtedness” without regard to whether such Advances are for “temporary purposes” or otherwise excludable from the definition of “senior securities representing indebtedness” under Section 18(g) of the Investment Company Act.

“Asset Pool” means the Eligible Investee Fund Interests that fall within the scope of the Concentration Limits, Strategy Limits, Liquidity Limits or other limits that are set forth within the Portfolio Limits, in each case as determined by Agent, and which are subject to a valid and perfected first-priority (subject to any Permitted Liens specified in clause (d) or (e) of the definition thereof) security interest of Agent. Eligible Investee Fund Interests that fall outside those Portfolio Limits, as determined by Agent, and assets other than Eligible Investee Fund Interests, shall not be included in the “Asset Pool” and shall have no Value.

“Auditor” means Deloitte & Touche LLP.

“Available Tenor” means, as of any date of determination and with respect to the then-current

Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8(k)(iv) (Benchmark Replacement Setting).

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Benchmark” means, initially, with respect to any Advance, either Daily Simple SOFR or Term SOFR, as selected by Borrower in the Notice of Borrowing for such Advance; provided that, if a Benchmark Transition Event has occurred with respect to Term SOFR, Daily Simple SOFR or the then-current Benchmark or any component definition thereof or rates referred to in the definition thereof, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8(k)(i) (Benchmark Replacement Setting)[Redacted].

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 8(k) (Benchmark Replacement Setting) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 8(k) (Benchmark Replacement Setting).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, in a form agreed to by Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System (or any successor).

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Documents” means each of (a) the Formation Documents; (b) the Administration Agreement; (c) the Investment Management Agreement; (d) the Custody Agreement; and (f) any other document designated as such by Agent and Borrower.

“Borrower Service Provider” means each of (a) the Custodian; (b) the Investment Manager; and (c) the Administrator.

“Business Day” means a day of the year other than a Saturday or Sunday on which banks are not required or authorized to close in New York, New York.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other marketable debt securities maturing no more than one year from the date of creation thereof and currently having a rating of “A-1” (or the then equivalent grade) or better from Standard & Poor’s Ratings Group, “Prime-1” (or the then equivalent grade) or better from Moody’s Investors Service, Inc. or “F-1” (or the then equivalent grade) or better from Fitch Ratings, (c) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by an internationally recognized rating agency or an equivalent rating from a nationally recognized rating agency of the country in which such commercial bank is incorporated, in each case, as reasonably determined by Agent (an “A Rated Bank”), (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (e) money market funds complying with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act.

“Closing Date” means May 18, 2023.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning ascribed thereto in the Security Agreement.

“Collateral Account” means, individually and collectively, each account set forth under the heading “Collateral Accounts” on Annex III hereto, maintained by Borrower with the Custodian, together with any other accounts established in respect of the Collateral, and accounts in substitution thereof and in addition thereto.

“Commitment” means, as to Lender, its obligation to make the Advances to Borrower pursuant to Section 2(a) (Commitment).

“Commitment Fee” has the meaning specified in Section 2(i) (Commitment Fee).

“Commitment Fee Rate” means 0.40% (forty basis points) per annum.

“Confidential Information” means all information received from Borrower, any Affiliate of Borrower or any of their respective businesses, other than any such information that is available to Agent or Lender on a non-confidential basis prior to disclosure by Borrower or any of its Affiliates, provided that, in the case of information received from Borrower or any of its Affiliates after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Agreement shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2(s) (Funding Losses) and other technical, administrative or operational matters) that the Agent, [Redacted], decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” means the Account Control Agreement, dated on or about the date of this Agreement among Borrower, the Custodian and Agent.

“Custodian” means The Bank of New York Mellon or any successor thereto.

“Custody Agreement” means that certain Custody Agreement, dated as of March 2, 2021, between Borrower and the Custodian.

“Custodian Material Adverse Effect” means a material adverse effect on (a) the business, assets (including any Collateral), liabilities (actual or contingent), operations, condition (financial or otherwise), operating results or prospects of the Custodian, (b) the ability of the Custodian to perform its obligations under the Custody Agreement or the Control Agreement or (c) the legality, validity, enforceability or existence of the Custody Agreement or the Control Agreement [Redacted]

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the sum of (x) SOFR for the day (such day, a “SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that any SOFR as determined pursuant to the previous proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days, plus (y) the SOFR Adjustment; provided further that, if Daily Simple SOFR as so determined would be less than the Floor, such Daily Simple SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, guarantees, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables and other accounts payable incurred in the ordinary course of business of such Person), (d) capital lease obligations of such Person, (e) Debt of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (f) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (g) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) all obligations of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, (i) the net obligations of such Person under Derivative Transactions or commodity transactions, (j) capital contribution obligations of such Person in respect of debt or equity investments and (k) obligations of such Person under a Guaranty of Debt of others of the kinds referred to in clauses (a) through (j) above. The amount of any net obligation under any Derivative Transaction on any date shall be deemed to be the Derivatives Termination Value thereof as of such date. The amount of any capital as of any date shall be deemed to be the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with Approved Accounting Principles in respect thereof as of such date.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Derivative Transaction” means (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), (ii) a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into in the financial markets and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, or (iii) any combination of such transactions.

“Derivatives Termination Value” means, in respect of any one or more Derivative Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative

Transactions, (a) for any date on or after the date such Derivative Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivative Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer (which may include Lender or any Affiliate of Lender).

“Designated Jurisdiction” means any country or territory that is, or whose government is, the subject or target of comprehensive territorial based Sanctions, which currently include each of the Crimea, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Dollars” and “$” mean the lawful currency of the United States of America.

“Early Redemption Fee” means any fee, charge, or expense charged by an Investee Fund for the redemption of any Investee Fund Interest.

“Eligible Investee Fund” means, as of any date of determination, any Investee Fund that has issued an Eligible Investee Fund Interest. For the avoidance of doubt, a managed account shall not be an Eligible Investee Fund unless otherwise agreed by Lender in its sole discretion.

“Eligible Investee Fund Interest” means, as of any date of determination, any Investee Fund Interest that is owned by Borrower and held in the Collateral Account and subject to a valid and perfected first-priority (subject to any Permitted Liens specified in clause (d) or (e) of the definition thereof) security interest in favor of Agent and reasonably determined by Agent from time to time in its sole discretion [Redacted] to be an “Eligible Investee Fund Interest” by taking into account any due diligence that may have been performed by Agent or its affiliates and/or other relevant factors with respect thereto, which may include, without limitation, the following:

[Redacted]

(l) [Redacted]; and

(m) (i) [Redacted].

“Employee Plan” means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) and subject to Title IV of ERISA or Section 412 of the Internal

Revenue Code or Section 302 of ERISA, in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code (or, for purposes of Section 412 of the Internal Revenue Code, Section 414(m) or (o) of the Internal Revenue Code).

“Events of Default” has the meaning specified in Section 7 (Events of Default).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(p), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2(p), and (d) any Taxes imposed under FATCA.

“Extension Date” has the meaning specified in Section 2(n) (Extension of Maturity; Increase of Facility Amount).

“Facility Amount” means $5,000,000 which may be (a) increased from time to time pursuant to Section 2(n) (Extension of Maturity; Increase of Facility Amount) and (b) decreased by Borrower pursuant to Section 2(u) (Optional Early Termination) or Section 2(v) (Optional Reduction of Facility Amount).

“Facility Documents” means, collectively, this Agreement, the Security Documents, the ISDA Agreement and each other agreement or instrument executed or delivered in connection herewith or therewith, including any amendments thereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date” means (a) the last Business Day of each calendar month and (b) the Maturity Date.

“Fee Period” means the period from and including the last Business Day of each calendar month up to but excluding the last Business Day of the immediately following calendar month; provided that the initial Fee Period shall begin on and include the Closing Date and the final Fee Period shall end on and exclude the Maturity Date.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Formation Documents” means the constitutional documents establishing, and regulating the operation of Borrower, as applicable, including the instrument of incorporation and any certificate of incorporation.

[Redacted].

“FX Counterparty” means Borrower, as Party B under the ISDA Agreement.

“FX Credit Support Amount” means (a) the FX Independent Amount plus (b) the FX Mark-to-Market Amount.

“FX IA Percentage” means [Redacted] or such other percentage as is notified by the FX Provider to the FX Counterparty in writing from time to time.

“FX Independent Amount” means, as of each day, (a) the notional amount, in Dollars, of all FX Transactions then outstanding (as determined by Agent in its sole discretion), times (b) the FX IA Percentage.

“FX Mark-to-Market Amount” means, as of each day, the greater of (a) zero and (b) the aggregate amount in USD that would be payable to FX Provider by FX Counterparty pursuant to the ISDA Agreement solely in respect of a termination of all FX Transactions as of such day (determined as at the time the FX Provider computes its end of day valuations of derivatives transactions in the ordinary course of its business or such other commercially reasonable time on the relevant day as the FX Provider may determine).

“FX Provider” means Bank of America, N.A., as Party A under the ISDA Agreement.

“FX Transaction” means a spot or forward exchange contract entered into between the FX Provider and FX Counterparty pursuant to the ISDA Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including, but not limited to, any obligation of such Person to purchase or pay (or supply advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep-well, to purchase property or assets or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.

“ICA Affiliate” has the meaning set forth in Section 4(e)(ii) (Compliance with Laws and Agreements).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Advance and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8(f) (Indemnification by Borrower).

“Interest Payment Date” means (a) the last Business Day of each month, and (b) the Maturity Date.

“Interest Period” means, for any Advance, initially the period commencing on (and including) the date of such Advance and ending on (but excluding) the nearest immediately following Interest Period Reset Date, and thereafter each period from and including an Interest Period Reset Date up to but excluding the immediately following Interest Period Reset Date; provided that if any such period would extend beyond the Maturity Date, that Interest Period shall instead end on (but exclude) the Maturity Date.

“Interest Period Reset Date” means the last Business Day of each month.

“Investee Fund” means, as of any date of determination, each private investment fund that issued equity interests that are owned in whole or in part by Borrower.

“Investee Fund Interests” means, as of any date of determination, the equity interests issued by the Investee Funds and owned or held by Borrower.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretive releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor laws, rules or regulations.

“Investment Management Agreement” means the investment management agreement dated March 22, 2021, by and between the Borrower and the Investment

Manager, as in effect as of the Closing Date and as such agreement may be amended from time to time in accordance with the terms of this Agreement.

“Investment Manager” means BlackRock Advisors, LLC, a Delaware limited liability company.

“Investor Redemption Event” means, with respect to any fiscal quarter of Borrower, the receipt by Borrower of one or more requests from its investors to tender shares of the Borrower with respect to any offer to repurchase shares by the Borrower occurring during such fiscal quarter.

“ISDA Agreement” means the ISDA Master Agreement (if any), together with the Schedule thereto and any transaction confirmation entered into thereunder, in each case in the event entered into between the FX Provider and FX Counterparty following the date hereof. For the avoidance of doubt, the FX Provider and FX Counterparty have not entered into or agreed to enter into an ISDA Agreement as of the Closing Date, but may elect to do so in the future, each in its sole discretion.

“Judgment Currency” has the meaning specified in Section 8(t) (Judgment Currency).

“Latest Cure Date” has the meaning specified in Section 5(h) (Borrowing Level).

“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lien” means any lien, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement including, but not limited to, the lien or retained security title of a conditional vendor and the interest of a lessor under a lease intended as security.

“Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of all

Advances including any accrued interest and/or fees capitalized pursuant to Section 2(j) (Capitalization of Interest and Fees).

“LTV Ratio” means (a) the Total Exposure Amount divided by (b) the Value of the Asset Pool, expressed as a percentage.

“LTV Ratio Breach” means, as of any date of determination, the LTV Ratio as of such date exceeds the Maximum LTV Ratio then in effect.

“Material Adverse Effect” means a material adverse effect on (a) the ability of Borrower or the Investment Manager to perform any of its obligations under any of the Facility Documents, (b) the legality, validity or enforceability of any provision of this Agreement or any other Facility Document, (c) the business, condition (financial or otherwise), assets (including the Collateral) or results of operations of Borrower or the Investment Manager, or (d) the rights of or benefits available to Agent or Lender under any Facility Document.

[Redacted]

“Maturity Date” means May 16, 2024, or if such day is not a Business Day, the immediately preceding Business Day.

“Maximum Lawful Rate” has the meaning specified in Section 2(l) (Maximum Interest).

“Maximum LTV Ratio” means (i) if the [Redacted] is [Redacted], 20%, (i) if the [Redacted] is [Redacted], 25% and (iii) if the [Redacted] is [Redacted], 30%.

“Minimum Asset Coverage” means Asset Coverage of 300%, or such other minimum Asset Coverage as shall be required pursuant to the Investment Company Act.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) with respect to which Borrower or any of its ERISA Affiliates has or shall have any liability.

“NAV” means, as of any date of determination with respect to any Person, the net asset value of the assets of the Person at such time, calculated as total assets of such Person minus total liabilities of such person (determined in accordance with Approved Accounting Principles), in each case as of such time, or as of the most recent date for which such information is available. The NAV of Borrower shall be the net asset value of Borrower as reported pursuant to Section 5(a) (Reporting Requirements); provided that if such information has not been timely received or Agent determines (such determination to be made in a commercially reasonable manner based on information available to Agent) that it does not accurately reflect the net asset value of Borrower, Agent shall, [Redacted] determine the NAV with respect to Borrower, which may be zero.

“Notice of Borrowing” has the meaning specified in Section 2(b) (Notice of Borrowing).

“Notice of Joint Control” has the meaning specified in the Control Agreement.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants and duties of, Borrower arising under any Facility Document or otherwise with respect to the Advances or the FX Transactions, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Bankruptcy Code naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offering Documents” means, as applicable, for any Person, such Person’s private placement memorandum, prospectus, or other similar offering document.

“Optional Prepayment Date” has the meaning specified in Section 2(e) (Optional Prepayment).

“Organizational Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, memorandum and articles of association, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, subscription agreement, side letters, if any, limited liability company agreement, Offering Documents and analogous documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Advance, or sold or assigned an interest in any Commitment or Advance).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Advance, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Date” means an Interest Payment Date and/or a Fee Payment Date, as the context requires.

“Permitted Account” means, collectively, each securities account and/or deposit account set forth under the heading “Permitted Accounts” on Annex III, as such Annex may be updated from time to time with the prior written consent of Lender (such consent not to be unreasonably withheld).

“Permitted Debt” means, at any time, (i) Debt created under the Facility Documents, (ii) Debt created under Permitted Derivative Transactions, (iii) (a) obligations to make capital contributions to Investee Funds and (b) obligations of Borrower to pay the deferred purchase price of Investee Fund Interests, (a) and (b) in the aggregate not exceeding an amount equal to 15% of the NAV of Borrower as of such time, and (iv) repurchase instruments issued to holders of Borrower’s equity interests in connection with repurchases of equity interests of Borrower as described in the “Repurchases of Shares” section of its Prospectus.

“Permitted Derivative Transactions” means the FX Transactions and Third Party Derivative Transactions.

“Permitted Liens” means (a) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with Approved Accounting Principles have been taken, (b) Liens securing judgments, only to the extent, and for any amount, and for a period not resulting in, an Event of Default under clause (iv) of the definition of “Material Adverse Fund Event”, (c) statutory obligations, surety, appeal and performance bonds, (d) Liens on cash deposits and other funds maintained with a depository institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, (e) Liens of the Custodian as permitted under the Control Agreement, (f) Liens granted pursuant to the Security Documents, including Liens granted in connection with FX Transactions and (g) Liens on assets other than the Collateral securing Permitted Derivative Transactions.

“Permitted RIC Distribution” means distributions by Borrower to its investors to the extent required to allow Borrower to make sufficient distributions to qualify as a regulated investment company and to otherwise reduce or eliminate federal or state income or excise taxes payable by Borrower in or with respect to any taxable year of Borrower (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of Borrower shall not exceed 100% of the amounts that Borrower would have been required to distribute to: (i) allow Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Portfolio Limits” means the portfolio limits set forth in Schedule I.

“Prior Credit Agreement” means [Redacted].

“Prospectus” means the Prospectus of the Borrower, dated as of July 29, 2022, as supplemented by that certain Supplement dated as of January 3, 2022, and as may be further supplemented or amended from time to time as approved in advance in writing by the Agent.

“Recipient” means (a) Agent and (b) Lender, as applicable.

“Register” has the meaning set forth in Section 8(h) (Successors and Assigns).

“Regulation T” means Regulation T issued by the Board.

“Regulation U” means Regulation U issued by the Board.

“Regulation W” means Regulation W issued by the Board.

“Regulation X” means Regulation X issued by the Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the principals, partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto.

“Responsible Officer” means an officer or director or other duly authorized senior employee of Borrower or the Investment Manager, in each case that is authorized to act for Borrower in connection with the Transaction and that is identified (i) in Schedule I hereto or (ii) upon three (3) Business Days’ prior written notice, solely limited to any Notice of Borrowing pursuant to Section 2(b) and/or any notice or request to the Lender to increase or decrease the Facility Amount pursuant to Section 2(n) and (v), in an external signing authority matrix (the “ESAM”) provided by the Borrower to the Lender from time to time; provided that, Borrower shall specify which persons or titles in the ESAM possess due authority to act for Borrower in connection with the Transaction.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

“Sanction(s)” means any and all economic sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by (a) the United States of America, including those administered by OFAC, and the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union (or any member state thereof), (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authorities with jurisdiction over any Borrower or its Subsidiaries.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administering the Securities Act or the Investment Company Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretive releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor laws, rules or regulations.

“Security Agreement” means that certain security agreement, dated on or about the date of this Agreement, between Borrower and Agent.

“Security Documents” means the Security Agreement, the Control Agreement, the Custody Agreement, and any additional pledges, security agreements or mortgages required to be delivered pursuant to the Facility Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Self-Regulatory Organization” means [Redacted].

“SOFR” means a rate equal to the secured overnight financing rate (as administered by the Federal Reserve Bank of New York or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means a percentage equal to [Redacted].

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified from time to time as such by the Federal Reserve Bank of New York or a successor administrator of the secured overnight financing rate.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spread” means 1.40% (one-hundred and forty basis points) per annum.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Target Exposure Amount” means, as of any date of determination, an amount equal to the product of (i) the Value of the Asset Pool times (ii) the Target LTV Ratio.

“Target LTV Ratio” means the Maximum LTV Ratio.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the sum of (x) the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the

Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided further that, if the Term SOFR as so determined would be less than the Floor, such Term SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents, plus (y) the SOFR Adjustment.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third-Party Administrator” means a third-party administrator that is a Person that (a) is satisfactory to Agent and (b) is not the Investment Manager, an Eligible Investee Fund’s general partner, investment advisor, managing member (or a Person exercising similar functions on such Investee Fund’s behalf), or any affiliate of the foregoing.

“Third Party Derivative Transactions” means Derivative Transactions entered into by Borrower with counterparties other than Lender solely for the purpose of hedging risk and not for speculative purposes that are collateralized with assets other than the Collateral.

“Threshold Amount” means [Redacted].

“Total Accrued Loan Amount” means, at any time, (a) the aggregate outstanding principal amount of all Advances, plus (b) all accrued and unpaid interest in respect thereof, plus (c) all accrued and unpaid fees hereunder, plus (d) any other costs, fees or other amounts payable by Borrower to the Lender or Agent under the Facility Documents.

“Total Exposure Amount” means, at any time, (a) the Total Accrued Loan Amount, plus (b) the FX Credit Support Amount.

“Transaction” means the execution, delivery and performance by Borrower of this Agreement and the other Facility Documents, the use of the proceeds thereof and the creation, perfection and enforcement of the security interest created under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction or jurisdictions for purposes of any provisions hereof relating to perfection or priority and for purposes of any definitions related to such provisions.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2(p)(vii).

“Value” means with respect to an Eligible Investee Fund Interest, the fair market value of such Eligible Investee Fund Interest in Dollars as determined by Agent in [Redacted], provided that in respect of any Investee Fund for which a redemption or withdrawal notice was delivered, such Investee Fund Interest shall be given a value of zero commencing on the date of delivery of such redemption or withdrawal notice, unless [Redacted], less, if applicable (and otherwise not taken into consideration), any Early Redemption Fees charged by the applicable Eligible Investee Fund or any Redemption Holdback Amounts (as defined in Schedule I).

“Withholding Agent” means Borrower and Agent.

ANNEX II

Notices

Lender:

[Redacted]

Agent:

[Redacted]

Borrower:

[Redacted]

with a copy to:

[Redacted]

ANNEX III

Collateral Accounts; Permitted Accounts

Collateral Accounts

Account Number	Account Name
[Redacted]	[Redacted]

Permitted Accounts

[Redacted]